QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.29

WESTERN GAS RESOURCES, INC.

SENIOR NOTES

THIRD AMENDED AND RESTATED MASTER SHELF AGREEMENT

Dated as of December 19, 1991
 (Effective as of January 13, 2003)

TABLE OF CONTENTS
(Not Part of Agreement)

PARAGRAPH 1. RESTATEMENT AND AMENDMENT; AUTHORIZATION OF ISSUE OF NOTES			1
1A.	Restatement and Amendment of Existing Agreement		1
1B.	Authorization of Issue of Notes		2
PARAGRAPH 2. PURCHASE AND SALE OF NOTES			2
2A.	Facility		2
2B.	Issuance Period		2
2C.	Spread Information		2
2D.	Request for Purchase		3
2E.	Rate Quotes		3
2F.	Acceptance		3
2G.	Market Disruption		3
2H.	Closing		4
	2H(1).	Series H Closing	4
	2H(2).	Subsequent Closings	4
	2H(3).	Rescheduled Closings	4
2I.	Fees		5
	2I(1).	Facility Fee	5
	2I(2).	Delayed Delivery Fee	5
	2I(3).	Cancellation Fee	5
	2I(4).	Structuring Fee	5
PARAGRAPH 3. CONDITIONS PRECEDENT			6
3A.	Conditions of Closing		6
	3A(1).	Certain Documents	6
	3A(2).	Representations and Warranties; No Default	7
	3A(3).	Purchase Permitted by Applicable Laws	7
	3A(4).	Legal Matters	7
	3A(5).	Proceedings	7
	3A(6).	Amendment of Credit Agreements	7
	3A(7).	Facility Fee Payment	7
	3A(8).	Consent of Banks	7
3B.	Conditions to Effectiveness		8
PARAGRAPH 4. PREPAYMENTS			8
4A.	Required Prepayments		8
4B.	Optional Prepayment With Yield-Maintenance Amount		8
	4B(1).	Optional Prepayment At Any Time	8
	4B(2).	Special One Time Option to Prepay Series H Notes	8
4C.	Notice of Optional Prepayment		8
4D.	Application of Prepayments		9
4E.	Retirement of Notes		9
PARAGRAPH 5. AFFIRMATIVE COVENANTS			9
5A.	Financial Statements		9
5B.	Inspection of Property		11
5C.	Covenant to Secure Notes Equally		11
5D.	Agreement Assuming Liability on Notes		11
5E.	Notice of Material Events		11
5F.	Maintenance of Properties		12
5G.	Maintenance of Existence and Qualifications		12
5H.	Insurance		12
5I.	Compliance with Agreements and Law		12
5J.	Compliance with Environmental Laws		12
5K.	Information Required by Rule 144A		13
5L.	ERISA		13
5M.	Guaranties		13
5N.	Pledge of Subsidiary Stock		13
5O.	Credit Fee		14
PARAGRAPH 6. NEGATIVE COVENANTS			14
6A.	Financial Covenants		14
	6A(1).	Consolidated Tangible Net Worth	14
	6A(2).	Total Debt Maintenance	14
	6A(3).	Senior Debt Maintenance	14
	6A(4).	Total Fixed Charge Coverage Ratio	14
	6A(5).	Consolidated Senior Debt to EBITDA	15
6B.	Dividend Limitation		15
6C.	Lien, Debt, and Other Restrictions		15
	6C(1).	Liens	15
	6C(2).	Debt	16
	6C(3).	Limitation on Investments and New Businesses	16
	6C(4).	Sale of Stock and Debt of Subsidiaries	16
	6C(5).	Merger and Sale of Assets	17
	6C(6).	Lease Rentals	18
	6C(7).	Limitation on Credit Extensions	18
	6C(8).	Contracts; Take-or-Pay Agreements	18
	6C(9).	Sale or Discount of Receivables	18
	6C(10).	Guaranties	18
	6C(11).	Transactions With Affiliates	19
	6C(12).	Certain Matters Relating to Subordinated Debt	19
6D.	Issuance of Stock by Subsidiaries		19
6E.	Other Agreements		20
	6E(1).	Modifications	20
	6E(2).	Conflicting Provisions	20
6F.	Restrictions on Hedging Transactions		20
PARAGRAPH 7. EVENTS OF DEFAULT			21
7A.	Acceleration		21
7B.	Rescission of Acceleration		23
7C.	Notice of Acceleration or Rescission		23
7D.	Other Remedies		23
PARAGRAPH 8. REPRESENTATIONS, COVENANTS AND WARRANTIES			24
8A.	Organization		24
8B.	Financial Statements		24
8C.	Actions Pending		24
8D.	Outstanding Debt		25
8E.	Environmental Compliance		25
8F.	Taxes		25
8G.	Conflicting Agreements and Other Matters		25
8H.	Offering of Notes		25
8I.	Regulation U, etc.		25
8J.	ERISA		26
8K.	Governmental Consent		26
8L.	Title to Properties		26
8M.	Hostile Tender Offers		26
8N.	Disclosure		27
8O.	Delivery of NCNB Agreement		27
8P.	Public Utility Holding Company Act; Federal Power Act		27
8Q.	Existing Guaranties		27
8R.	No Default		27
PARAGRAPH 9. REPRESENTATIONS AND COVENANTS OF THE PURCHASERS			27
9A.	Nature of Purchase		27
9B.	Source of Funds		27
9C.	Covenants		28
	9C(1).	Collateral Agent	28
	9C(2).	Pledge Agreements	29
	9C(3).	Intercreditor Agreement	29
PARAGRAPH 10. DEFINITIONS			29
10A.	Yield-Maintenance Terms		29
10B.	Other Terms		30
10C.	Accounting Terms and Determinations		37
PARAGRAPH 11. MISCELLANEOUS			38
11A.	Note Payments		38
11B.	Expenses		38
11C.	Consent to Amendments		38
11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes		39
11E.	Persons Deemed Owners; Participations		39
11F.	Survival of Representations and Warranties; Entire Agreement		40
11G.	Successors and Assigns		40
11H.	Disclosure to Other Persons; Confidentiality		40
11I.	Notices		40
11J.	Payments Due on Non-Business Days		41
11K.	Satisfaction Requirement		41
11L.	Governing Law		41
11M.	Severability		41
11N.	Descriptive Headings		41
11O.	Counterparts		41
11P.	Binding Agreement		41
11Q.	Agreement Regarding Paragraph 6A(3)		41

PURCHASER SCHEDULE

SCHEDULE 5A—FORM OF PROJECTIONS
SCHEDULE 6C(2)—EXISTING DEBT AND LIENS
SCHEDULE 6C(3)—JOINT VENTURES
SCHEDULE 6C(8)—COUNTERPARTIES
EXHIBIT A-1—FORM OF NOTE
EXHIBIT A-2—FORM OF SERIES H NOTE
EXHIBIT B—FORM OF REQUEST FOR PURCHASE
EXHIBIT C—FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT D—FORM OF OPINION OF COMPANY'S COUNSEL
EXHIBIT E—LIST OF AGREEMENTS RESTRICTING DEBT
EXHIBIT F—FORM OF CONFIDENTIALITY LETTER
EXHIBIT G—FORM OF GUARANTY
EXHIBIT H—FORM OF FUNDS DELIVERY INSTRUCTION LETTER

WESTERN GAS RESOURCES, INC.
12200 N. Pecos Street
Denver, CO 80234

As of December 19, 1991
(effective as of January 13, 2003)

To:
The Prudential Insurance Company of America ("PICA")
Pruco Life Insurance Company ("Pruco")
Prudential Investment Management, Inc. ("Prudential")
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter provided
c/o Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

SENIOR NOTES

Ladies and Gentlemen:

        The undersigned, Western Gas Resources, Inc. (the "Company"), hereby agrees with each Purchaser as follows:

        PARAGRAPH 1. RESTATEMENT AND AMENDMENT; AUTHORIZATION OF ISSUE OF NOTES.

        1A.    Restatement and Amendment of Existing Agreement.    The Company and PICA entered into a Master Shelf Agreement dated as of December 19, 1991 as amended by Letter Amendment No. 1 dated October 22, 1992 (the "Original Agreement"). On July 22, 1993, the Company and PICA entered into an Amended and Restated Master Shelf Agreement which Amended and Restated the Original Agreement in its entirety. Such Amended and Restated Master Shelf Agreement was further amended by the Second Amended and Restated Master Shelf Agreement effective as of January 31, 1996. Such Second Amended and Restated Master Shelf Agreement has been amended by Letter Amendment No. 1 dated November 21, 1997, Letter Amendment No. 2 dated March 31, 1999, Limited Waiver, Consent, Release and Amendment No. 3 dated June 1, 1999, Limited Waiver, Consent, Release and Amendment No. 4 dated August 25, 2000, Letter Amendment No. 5 dated March 30, 2001 and Letter Amendment No. 6 dated March 1, 2002. (The Second Amended and Restated Master Shelf Agreement, as amended, is referred to herein as the "Existing Agreement"). The Company has issued to PICA or Prudential Affiliates $200,000,000 aggregate principal amount of Senior Notes (the "Original Notes") pursuant to the Existing Agreement thereby reducing the Available Facility Amount (as defined in the Existing Agreement) to zero. The Company, PICA, Pruco and Prudential are entering into this Agreement to, among other things, incorporate the amendments into the agreement and amend other provisions of the Existing Agreement including, without limitation, to increase the size of the Facility from zero to $65,000,000 and extend the period during which Notes may be issued. In connection with such increase and extension, PICA has agreed to relinquish its rights and obligations to administer the Facility to Prudential, and Prudential has agreed to accept such rights and obligations. In addition, PICA has agreed to relinquish its rights and obligations under the Intercreditor Agreement to Prudential, and Prudential has agreed to accept such rights and obligations. Accordingly, the Company, Prudential, PICA, Pruco and each Purchaser agrees that the Existing Agreement is hereby amended and restated in its entirety to read as provided in this Agreement.

        1B.    Authorization of Issue of Notes.    The Company has authorized and issued its senior promissory notes (the "Notes") in the aggregate principal amount of $265,000,000, dated the date of issue thereof, maturing, in the case of each Note so issued, no more than 12 years after the date of original issuance thereof (with an average life not in excess of 10 years), bearing interest on the unpaid balance thereof from the date thereof at the rate per annum, and having such other particular terms, as set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to paragraph 2F, and substantially in the form of Exhibit A-1 attached hereto. The term "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement (including the Original Notes) and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same installment payment dates, (iii) the same installment payment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, and (v) the same interest payment periods, are herein called a "Series" of Notes. Capitalized terms used herein have the meanings specified in paragraph 10.

        PARAGRAPH 2. PURCHASE AND SALE OF NOTES.

        2A.    Facility.    Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by the Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the "Facility". At any time, the aggregate principal amount of Notes stated in paragraph 1, minus (i) the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time (including the Original Notes) and (ii) the aggregate principal amount of Accepted Notes which have not yet been purchased and sold hereunder prior to such time, is herein called the "Available Facility Amount" at such time. Notwithstanding the willingness of Prudential to consider purchases of Notes by Prudential Affiliates, this Agreement is entered into on the express understanding that neither Prudential nor any other Prudential Affiliate shall be obligated to make or accept offers to purchase Notes, or to quote rates, spreads or other terms with respect to specific purchases of Notes, and the Facility shall in no way be construed as a capital commitment by Prudential or any Prudential Affiliate.

        2B.    Issuance Period.    Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the Termination Date (or if such day is not a Business Day, the Business Day next preceding such day) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period". The "Termination Date" shall be January 13, 2005.

        2C.    Spread Information.    Provided no Default or Event of Default exists, upon request by the Company on any Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, Prudential will, to the extent reasonably practicable, provide to the Company information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives. The amount and content of information so provided shall be in the sole discretion of Prudential, but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2C if, in its sole discretion, it determines that there has been an adverse change in the credit quality of the Company after the Effective Date.

        2D.    Request for Purchase.    The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier or nationwide overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, and installment payment dates and amounts of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 25 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

        2E.    Rate Quotes.    Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2D, Prudential may provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:00 P.M. New York City local time (or such later time as Prudential may elect), interest rate quotes for the several principal amounts, maturities and installment payment schedules (for Notes with average lives not to exceed 10 years) of Notes specified in such Request for Purchase. Each quote shall represent, the fixed interest rate per annum, payable on the outstanding principal balance of such Notes until such balance shall have become due and payable, at which a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

        2F.    Acceptance.    Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2E or such shorter period as Prudential may specify to the Company at any time, including the time at which the rate is quoted (such period being the "Acceptance Window"), the Company may, subject to paragraph 2G, elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being an "Accepted Note") as to which such acceptance (an "Acceptance") relates. The day the Company gives, and Prudential receives, notice of an Acceptance with respect to any Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2G and the other terms and conditions hereof, (i) the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes as to which interest rate quotes shall have been provided to the Company for purchases by Prudential Affiliates at 100% of the principal amount of such Notes. Prior to the close of business on the Business Day next following the Acceptance Day, the Company and Prudential will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (a "Confirmation of Acceptance").

        2G.    Market Disruption.    Notwithstanding the provisions of paragraph 2F, if Prudential shall have provided interest rate quotes pursuant to paragraph 2E and thereafter prior to the time notice of an Acceptance with respect to such quotes shall have been received by Prudential in accordance with paragraph 2F there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the market for U.S. Treasury securities and other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2G are applicable with respect to such Acceptance.

        2H.    Closing.

        2H(1).    Series H Closing.    The Company hereby agrees to sell to the Purchasers and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Company under the Facility $25,000,000 of 6.36% Senior Notes, Series H, due 2008 (the "Series H Notes") in the aggregate principal amount set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. The Series H Notes shall be substantially in the form of Exhibit A-2 attached hereto. The Company will deliver to Prudential, at the offices of Prudential Capital Group at 2200 Ross Avenue, Suite 4200E, Dallas, Texas 75201, one or more Notes registered in the name of the Purchasers, evidencing the aggregate principal amount of Initial Notes to be purchased by the Purchasers and in the denomination or denominations specified in the Purchaser Schedule attached hereto against payment of the purchase price thereof by transfer of immediately available funds to the credit of the Company's account #0180352922 at Bank of America N.A., Dallas, Texas (ABA No. 111-000-012) on the date of closing, which shall be January 17, 2003, or any other date upon which the Company and Prudential may mutually agree in writing (the "Series H Closing").

        2H(2).    Subsequent Closings.    Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 2200 Ross Avenue, Suite 4200E, Dallas, Texas 75201 the Notes to be purchased by such Purchaser in the form of a single Accepted Note for the Accepted Notes which have exactly the same terms (or such greater number of Notes in authorized denominations as such Purchaser may request) dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.

        2H(3).    Rescheduled Closings.    If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2H, or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 30 Business Days after such scheduled Closing Day (the "Rescheduled Closing Day") and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2I(2) or (y) such closing is to be canceled as provided in paragraph 2I(3). In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled as provided in paragraph 2I(3).

        2I.    Fees.

        2I(1).    Facility Fee.    The Company will pay to Prudential in immediately available funds a fee (the "Facility Fee") on each Closing Day after the Series H Closing, in an amount equal to (i) 0.125% of the aggregate principal amount of Notes sold on such Closing Day.

        2I(2).    Delayed Delivery Fee.    If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than, with respect to any Accepted Note, because the Purchaser of such Accepted Note is prohibited by law from purchasing an Accepted Note or the Purchaser of such Accepted Notes shall request a delay in writing) beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note, on the last Business Day of each calendar month, commencing with the first such day to occur more than 30 days after the Acceptance Day for such Accepted Note and ending with the last such day to occur prior to the Cancellation Date or the actual closing date of such purchase and sale, and on the Cancellation Date or actual closing date of such purchase and sale (if such Cancellation Date or closing date occurs more than 30 days after the Acceptance Day for such Accepted Note), a fee (the "Delayed Delivery Fee") equal to the product of (i) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the average investment rate per annum on a commercial paper investment of the highest quality selected by Prudential having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days from time to time fixed for the delayed delivery of such Accepted Note, (ii) the principal amount of such Accepted Note, and (iii) a fraction the numerator of which is equal to the number of actual days elapsed from and including the 31st day after the Acceptance Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent payment with respect to such Accepted Note) to but excluding the date of such payment, and the denominator of which is 360. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2H.

        2I(3).    Cancellation Fee.    If the Company at any time notifies the Purchaser obligated to purchase any Accepted Note in writing that the Company is canceling the closing of the purchase and sale of such Accepted Note, or if the Purchaser obligated to purchase any Accepted Note notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2H that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the "Cancellation Date"), the Company will, upon demand by such Purchaser pay such Purchaser in immediately available funds an amount (the "Cancellation Fee") equal to the price increase described in the next sentence (the "Price Movement") divided by 100 and multiplied by the principal amount of such Accepted Note. The Price Movement (expressed in decimals) shall be calculated by subtracting (a) the bid price at the time of the Acceptance on the Acceptance Day for such Accepted Note of U.S. Treasury securities having a maturity equal to or closest to the average life of such Accepted Note (as determined by Prudential) as reported on the Treasury Yield Monitor Page (or such other display as may replace the Treasury Yield Monitor Page), from (b) the ask price at 10:00 A.M. (New York City local time) on the Cancellation Date of such U.S. Treasury securities (as determined by Prudential in (a) above) as reported on the Treasury Yield Monitor Page (or such other display as may replace the Treasury Yield Monitor Page). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

        2I(4).    Structuring Fee.    The Company will pay to PICA a structuring fee of $75,000 on the Effective Date for amending and restating the Existing Agreement.

        PARAGRAPH 3. CONDITIONS PRECEDENT.

        3A.    Conditions of Closing.    The obligation of any Purchaser to purchase and pay for any Accepted Notes, and the respective obligations of Prudential to cause the purchase of and payment by such Purchaser for any Accepted Notes, are subject to the satisfaction, on or before the Closing Day for such Accepted Notes, of the following conditions:

        3A(1).    Certain Documents.    Each Purchaser shall have received the following, each dated the Closing Day unless otherwise indicated:

          (i)    The Notes to be purchased by such Purchaser.

          (ii)  Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Company Pledge Agreement, and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Company Pledge Agreement and the Accepted Notes (provided that for any Closing Day occurring after the Series H Closing, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (ii) as an alternative to the further delivery thereof).

          (iii)  A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement, the Company Pledge Agreement and the Notes and the other documents to be delivered hereunder (provided that for any Closing Day occurring after the Series H Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Accepted Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this paragraph 3A(1)(iii), as an alternative to the further delivery thereof).

          (iv)  Certified copies of the Certificate of Incorporation and By-laws of the Company (provided that for any Closing Day occurring after the Series H Closing, the Company may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this paragraph 3A(1)(iv), as an alternative to the further delivery thereof).

          (v)  Certified copies of the resolutions of the Board of Directors of each Guarantor authorizing the execution and delivery of such Guarantor's Guaranty and the MIGC Pledge Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Guaranties and the MIGC Pledge Agreement.

          (vi)  A certificate of the Secretary or an Assistant Secretary and one other officer of each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign such Guarantor's Guaranty and the MIGC Pledge Agreement and the other documents to be delivered hereunder.

          (vii) Certified copies of the Certificate of Incorporation and By-laws of each Guarantor.

          (viii)  A favorable opinion of John C. Walter, General Counsel of the Company, reasonably satisfactory to such Purchaser and substantially in the form of Exhibit D attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Accepted Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

          (ix)  A certified copy of the NCNB Agreement and all amendments, modifications, consents or waivers with respect thereto.

          (x)  A certified copy of each guaranty or security agreement guarantying or securing the obligations of the Company under the NCNB Agreement and all amendments, modifications, consents or waivers with respect thereto.

          (xi)  A copy of each Guaranty dated the date of issue thereof, duly executed and delivered by each Guarantor.

          (xii) A copy of the Intercreditor Agreement dated the date of issue thereof, duly executed by each bank that is the beneficiary of a Bank Guaranty.

        3A(2).    Representations and Warranties; No Default.    The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default and no Default or Event of Default would result from the issuance of the Notes to be purchased on such Closing Day; and the Company shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to both such effects.

        3A(3).    Purchase Permitted by Applicable Laws.    The purchase of and payment for the Accepted Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

        3A(4).    Legal Matters.    Counsel for such Purchaser, including any special counsel for the Purchasers retained in connection with the purchase and sale of such Accepted Notes, shall be satisfied as to all legal matters relating to such purchase and sale, and such Purchaser shall have received from such counsel favorable opinions as to such legal matters as it may reasonably request.

        3A(5).    Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to such Purchaser, and it shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

        3A(6).    Amendment of Credit Agreements.    The NCNB Agreement shall not require (or if so required, such conditions shall simultaneously terminate) (i) the grant of a Lien on any property of the Company or any Subsidiary (other than the Collateral) or (ii) the delivery of any security agreement or the guaranty or agreement to provide guaranties of the obligations of the Company under such agreements other than any Bank Guaranty which is subject to the Intercreditor Agreement and for which such Purchaser shall have received a Guaranty from the same Guarantor. In addition, such agreements shall not require that any lenders party thereto, or an agent or representative thereof, be named as beneficiary or loss payee on any insurance policy and all insurance policies of the Company and its Subsidiaries shall not name any such lender or agent as beneficiary or loss payee.

        3A(7).    Facility Fee Payment.    Prudential shall have received, within one Business Day of such Closing Day, the applicable Facility Fee for Notes to be issued on such Closing Day.

        3A(8).    Consent of Banks.    The Company shall have received any consent required by the NCNB Agreement and delivered a copy thereof to each Purchaser.

        3B.    Conditions to Effectiveness.    This Third Amended and Restated Master Shelf Agreement shall be effective as of January 13, 2003 (the "Effective Date") if, on or before January 17, 2003, of the conditions set forth in paragraph 3A for the Series H Closing and the following additional conditions have been satisfied:

          (i)    Each of the Company and MIGC shall have executed and delivered to Prudential an amendment to its Pledge Agreement in form and substance satisfactory to Prudential.

          (ii)  Each bank party to the NCNB Agreement and the agent thereunder shall have executed and delivered to Prudential an amended Intercreditor Agreement in form an substance satisfactory to Prudential.

          (iii)  PICA shall have received the structuring fee referred to in paragraph 2I(4).

          (iv)  The Company shall have delivered a Funds Delivery Instruction Letter in the form of Exhibit H hereto.

          (v)  The Guarantors shall have executed and delivered a Consent of Guarantors to this Third Amended and Restated Master Shelf Agreement in form and substance satisfactory to Prudential.

        PARAGRAPH 4. PREPAYMENTS.

        4.    Prepayments.    The Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

        4A.    Required Prepayments.    Until the Notes of each Series shall be paid in full, the Company shall apply to the prepayment of the Notes of such Series, without premium, the principal amounts specified, if any, in each Note of such Series and such principal amounts of such Notes, together with interest thereon to the prepayment dates specified in such Notes, shall become due on such prepayment dates. The remaining principal amount of such Notes, together with interest accrued thereon, shall become due on the maturity date of such Notes.

        4B.    Optional Prepayment With Yield-Maintenance Amount

        4B(1).    Optional Prepayment At Any Time.    The Notes of each Series shall be subject to prepayment on or after 90 days from the date of issuance thereof, in whole at any time or from time to time in part (in multiples of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest and the Credit Fee thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. If the Company and the holder of any Note shall prior to the prepayment date designate in writing a different amount, the amount so designated shall be payable on the prepayment date in lieu of the Yield-Maintenance Amount with respect to such Note. Any partial prepayment of any such Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal of such Notes in inverse order of their scheduled due dates.

        4B(2).    Special One Time Option to Prepay Series H Notes.    In addition to the optional prepayment set forth in paragraph 4B(1) above, the Series H Notes shall be subject to prepayment on January 18, 2005 in whole or in part, at the option of the Company, at 100% of the principal amount so prepaid plus interest and the Credit Fee thereon to the prepayment date without the Yield-Maintenance Amount.

        4C.    Notice of Optional Prepayment.    The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date (which in the case of a prepayment pursuant to paragraph 4B(2) shall be January 17, 2005), specifying the aggregate principal amount of the Notes of the same Series as such Note to be prepaid on such date, identifying each Note held by such holder, and the principal amount of each such Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest and the Credit Fee thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.

        4D.    Application of Prepayments.    In the case of each partial prepayment pursuant to paragraph 4A or 4B of all outstanding Notes of any Series, the principal amount to be prepaid shall be allocated to all Notes of such Series at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) in proportion to the respective outstanding principal amounts thereof.

        4E.    Retirement of Notes.    The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated installment or final maturities (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

        PARAGRAPH 5. AFFIRMATIVE COVENANTS.

        5.    Affirmative Covenants.    So long as any Note shall remain unpaid, the Company covenants that:

        5A.    Financial Statements.    The Company will deliver to the holder of each Note in duplicate:

          (i)    as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidating and consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iv) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i) with respect to consolidated financial statements;

          (ii)  as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidating and consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holder(s) and, as to the consolidated statements, certified to the Company by independent public accountants of recognized standing selected by the Company whose certificate shall be in scope and substance reasonably satisfactory to the Required Holder(s) and, as to the consolidating statements, certified by an authorized financial officer of the Company; provided, however, that delivery pursuant to clause (iv) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to consolidated financial statements;

          (iii)  as soon as practicable, and in any event within 105 days after the end of each fiscal year of MIGC, complete consolidated and consolidating (if applicable) financial statements of each of MIGC, MGTC and any other Subsidiary that owns or operates pipelines subject to state or federal rate regulation and has annual revenues in excess of $5,000,000 together with all notes thereto, prepared in reasonable detail in accordance with regulations promulgated by the Federal Energy Regulatory Commission in the case of MIGC and regulations promulgated by the Wyoming Public Service Commission in the case of MGTC, together with an opinion regarding MIGC, based on audits using generally accepted auditing standards, of independent certified public accountants of recognized standing stating that such consolidated financial statements have been so prepared; such consolidated financial statements shall contain a balance sheet as of the end of such fiscal year and statements of operations and cash flows, and of changes in stockholders' equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year;

          (iv)  promptly upon transmission thereof, copies of all such financial statements, proxy statements, press releases, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (v)  prior to April 30 in each year, a projection of the consolidated cash flows of the Company, its Subsidiaries and the joint ventures in which the Company or its Subsidiaries has an investment for the current fiscal year, in the form of Schedule 5A hereto;

          (vi)  as soon as delivered to such persons, all other reports, statements and notices delivered to (a) the agent, or the other lenders under the NCNB Agreement or (b) if the NCNB Agreement is no longer in effect, the lenders under the Company's major bank credit facility;

          (vii) as soon as practicable after receipt thereof, a copy of each other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company at any time during which the Company is not required to file periodic reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; and

          (viii)  with reasonable promptness, such other information as the holder of any Note may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to the holder of each Note an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6B, 6C(1), 6C(2), 6C(3), 6C(4), 6C(5), 6C(6) and 6C(7) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each holder of any Notes a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

        The Company also covenants that forthwith upon the chief executive officer, chief financial officer, Executive Vice President—General Counsel, Treasurer or President of the Company obtaining knowledge of an Event of Default or Default, it will deliver to each holder of any Notes an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

        5B.    Inspection of Property.    The Company will permit any Person designated by the holder of any Note in writing, at such holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries while accompanied by personnel of the Company or a Subsidiary, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request; provided, that each Person so designated by any holder to visit and inspect any properties shall, by virtue of such designation, be deemed to have agreed to comply with the Company's on-site safety procedures that are applicable to such properties. If at the time of any such inspection a Default or an Event of Default exists, the Company shall pay all reasonable out of pocket costs incurred by each holder in connection with such inspection.

        5C.    Covenant to Secure Notes Equally.    The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

        5D.    Agreement Assuming Liability on Notes.    The Company covenants that, if at any time any Person should become liable (as co-obligor, endorser, guarantor or surety), on any other obligation of the Company or any obligation of any Subsidiary, (other than (i) obligations incurred in the ordinary course of business evidencing guaranties of gas purchases, transportation fees and construction contracts, (ii) surety bonds, appeal bonds and construction bonds (including bonds necessary for right-of-way condemnation and bonds issuable upon appeals of judgments or in relation to injunctions or temporary restraining orders (incurred in the ordinary course of business, (iii) letter of credit reimbursement obligations with respect to letters of credit issued in the ordinary course of business but not for borrowed money, and (iv) endorsements of negotiable instruments for collection in the ordinary course of business), the Company will, at the same time, cause such Person to deliver to each holder of Notes an agreement as shall be approved by the Required Holders pursuant to which such Person becomes similarly liable on the Notes.

        5E.    Notice of Material Events.    The Company will promptly notify each holder of the Notes of (i) any material adverse change in the Company's business, property or assets, financial condition or results of operations or the Company's consolidated financial condition, (ii) the acceleration of the maturity of any indebtedness owed by the Company or any of its Subsidiaries or any default by the Company or any of its Subsidiaries under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default would have a material adverse effect upon the Company's consolidated business, property or assets, financial condition or results of operations, (iii) any material adverse claim (or any claim of $5,000,000 or more) asserted against the Company or any of its Subsidiaries or with respect to the Company's or any Subsidiary's properties, (iv) the occurrence of any Termination Event or of any event or condition known to the Company which might adversely affect the enforceability of this Agreement or any Note and (v) the filing of any suit or proceeding against the Company or any of its Subsidiaries in which an adverse decision could have a material adverse effect upon the Company's or any Subsidiary's business, property or assets, financial condition, or results of operations. Upon the occurrence of any of the foregoing the Company will, and will cause each such Subsidiary to, take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, Event of Default or default, to protect against any such adverse claim, to defend any such suit or proceeding, to remedy any such Termination Event or event affecting enforceability, and to resolve all controversies on account of any of the foregoing.

        5F.    Maintenance of Properties.    The Company will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep all material property used or useful in the conduct of its business in good condition and in compliance with all applicable laws, rules and regulations and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

        5G.    Maintenance of Existence and Qualifications.    The Company will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence and its rights and franchises in full force and effect and will qualify to do business as a foreign corporation in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on the business, property or assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

        5H.    Insurance.    The Company will, and will cause each of its Subsidiaries and each of its Affiliates that is controlled by the Company or its Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts covering such risks as is usually carried by companies of similar size as the Company engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary or Affiliates operates.

        5I.    Compliance with Agreements and Law.    The Company will, and will cause each of its Subsidiaries and each of its Affiliates that is controlled by the Company or its Subsidiaries to, perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. The Company will, and will cause each of its Subsidiaries and each of its Affiliates that is controlled by the Company or its Subsidiaries to, conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles except where noncompliance would not materially adversely affect the business, property or assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

        5J.    Compliance with Environmental Laws.    The Company will, and will cause each of its Subsidiaries and each of its Affiliates that are controlled by the Company or its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable federal, state and local environmental or pollution-control laws, regulations, orders and decrees governing, without limitation, the emission of wastewater effluent, solid and hazardous waste and air pollution, and setting forth general environmental conditions together with any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and diligently comply with the applicable regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority except where noncompliance would not materially adversely affect the business, property or assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company shall not be deemed to have breached or violated the preceding sentence of this paragraph 5J if the Company, any Subsidiary or any Affiliate of the Company is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of any such governmental requirements for which adequate reserves have been established in accordance with generally accepted accounting principles. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES TO INDEMNIFY AND HOLD EACH HOLDER OF NOTES AND THEIR RESPECTIVE OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM ANY LOSS, LIABILITY, CLAIM OR EXPENSES THAT SUCH HOLDER MAY INCUR OR SUFFER AS A RESULT OF A BREACH BY THE COMPANY, ITS SUBSIDIARIES OR AFFILIATES, AS THE CASE MAY BE, OF THIS COVENANT.

        5K.    Information Required by Rule 144A.    The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5K, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

        5L.    ERISA.    The Company will promptly pay and discharge, and will cause its Subsidiaries promptly to pay and discharge, all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its property and will promptly notify the holder of each Note of (i) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan covering any officers or employees of the Company of any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from any Plan. The Company will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to the PBGC resulting from such termination or withdrawal.

        5M.    Guaranties.    The Company will require each Subsidiary, and each entity that would constitute a Subsidiary but for its being organized under the laws of a jurisdiction outside the United States of America, that guarantees any obligations of the Company under any Debt, or under any replacement or refinancing thereof, immediately to execute and deliver a Guaranty, or if such Subsidiary or entity shall have previously executed and delivered a Guaranty which has been subsequently released by the Required Holder(s), to execute and deliver a new Guaranty, to the holder of each Note. The Company will cause each such Subsidiary or other entity to deliver to the holder of each Note, simultaneously with its delivery of such Guaranty, written evidence satisfactory to the Required Holder(s) and their counsel that such Subsidiary or other entity has taken all corporate or similar action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and other documents which it is required to execute.

        5N.    Pledge of Subsidiary Stock.    The Company granted a security interest in the stock of all of its Subsidiaries who are Guarantors and Western Power Services, Inc. to PICA, as collateral agent for the holders of the Notes. As of the Effective Date, the Company and the holders of the Notes and Prudential amended the Company Pledge Agreement to reflect that Prudential is the successor collateral agent for the holder of the Notes. The holders and the Company agree that all stock and other securities pledged pursuant to the Pledge Agreements will remain subject to the Pledge Agreements until (i) in the case of all such stock and other securities, the Company achieves the Minimum Rating and NCNB, as agent for the lenders under the NCNB Agreement, have released their security interests in all of such pledged stock and other securities and, provided that no Default or Event of Default exists or would result therefrom. If, however, after any release described in the preceding sentence the Company is downgraded below the Minimum Rating, the Company shall immediately pledge, and cause its Subsidiaries to pledge, all stock or other equity interests in all Guarantors and Western Power Services, Inc., to the holders of the Notes under one or more Pledge Agreements.

        5O.    Credit Fee.    The Company shall pay the holder of each Note a credit fee equal to 0.50% per annum of the principal amount of such Note during the period beginning January 1, 1999 (with such credit fee accruing as if it had been in effect, continuously, beginning January 1, 1999), through the day on which the Company provides to such holder satisfactory evidence that the Company has received the Minimum Rating or achieved the Required Debt Ratio. If the Company is downgraded below the Minimum Rating after having received the Minimum Rating and at such time does not have the Required Debt Ratio, the Company shall pay the holder of each Note a credit fee equal to 0.50% per annum of the outstanding principal amount of such Note, in respect to such principal amount, during the period beginning the day after the Company loses the Minimum Rating and ending on the day the Company again provides satisfactory evidence to the holder of such Note that the Company has received the Minimum Rating or has once again achieved the Required Debt Ratio (the credit fees applicable pursuant to the preceding two sentences are referred to herein as the "Credit Fee"). The Credit Fee shall be payable quarterly in arrears on the last day of March, June, September and December of each year commencing March 31, 1999. The Company represents that, as of the Effective Date, it has achieved the Required Debt Ratio and will pay the accrued Credit Fee on the Effective Date.

        PARAGRAPH 6. NEGATIVE COVENANTS.

        6.    Negative Covenants.    So long as any Note shall remain unpaid, the Company covenants that:

        6A.    Financial Covenants.    The Company will not permit:

        6A(1).    Consolidated Tangible Net Worth.    Consolidated Tangible Net Worth at any time on or after January 1, 1999 to be less than the sum of (i) $300,000,000 plus (ii) an amount equal to 50% of Consolidated Net Earnings earned from January 1, 1999 (to the extent such amount is a positive number) plus (iii) an amount equal to 75% of the net proceeds of any equity offerings after January 1, 1999.

        6A(2).    Total Debt Maintenance.    The sum of Consolidated Debt plus Excess Lease Payments at any time to exceed 55% of the sum of Consolidated Net Tangible Assets plus Excess Lease Payments. In any event, for purposes of determining compliance with this paragraph 6A(2), Consolidated Debt shall include without duplication and without limitation all indebtedness included in determining compliance with the similar covenant in the NCNB Agreement.

        6A(3).    Senior Debt Maintenance.    Subject to paragraph 11Q, the sum of Consolidated Senior Debt plus Excess Lease Payments at any time to exceed 35% of the sum of Consolidated Net Tangible Assets plus Excess Lease Payments. In any event, for purposes of determining compliance with this paragraph 6A(3), Consolidated Senior Debt shall include without duplication and without limitation all indebtedness included in determining compliance with the similar covenant in the NCNB Agreement.

        6A(4).    Total Fixed Charge Coverage Ratio.    For each fiscal quarter of the Company, the ratio of (i) the sum of (a) the Consolidated Net Earnings of the Company for the four immediately preceding fiscal quarters of the Company plus (b) the Company's consolidated interest expense, and provision for income taxes, depreciation and amortization for the four immediately preceding fiscal quarters of the Company that were taken into account in determining such Consolidated Net Earnings to (ii) the Company's consolidated accrued interest expense for the four immediately preceding fiscal quarters to be less than (x) 2.50 to 1.00 from the Effective Date through December 30, 2002 and (y) 3.25 to 1.00 from December 31, 2002 and at any time thereafter.

        6A(5).    Consolidated Senior Debt to EBITDA.    As of any date of determination from and after January 1, 2000, the ratio of the sum of Consolidated Senior Debt plus Excess Lease Payments to EBITDA for the period of four fiscal quarters most recently ended to be greater than 4.00 to 1.00.

        6B.    Dividend Limitation.    The Company will not make any Restricted Payment except out of Consolidated Net Earnings Available for Restricted Payments and unless no Default or Event of Default exists before such Restricted Payment is made and no Default or Event of Default would exist immediately after such Restricted Payment is made.

        6C.    Lien, Debt, and Other Restrictions.    The Company will not and will not permit any Subsidiary to:

        6C(1).    Liens.    Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C), except

          (i)    Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

          (ii)  other statutory Liens incidental to the conduct of its business or the ownership of its property and assets (including landlord liens) that are not incurred in connection with the borrowing of money or the obtaining of advances or credit or guaranteeing the obligations of a Person, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

          (iii)  Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or a Wholly Owned Subsidiary,

          (iv)  existing Liens on property of the Company described in Schedule 6C(2) attached hereto and securing Debt permitted by clause (iii) of paragraph 6C(2),

          (v)  in the case of transactions that occur after the date hereof, Liens existing on any real property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed on property at the time of acquisition by the Company or any Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, provided that (a) all of such property is not or shall not thereby become encumbered in any amount in excess of the lesser of the cost thereof or Fair Market Value thereof and (b) any such Lien shall not encumber any other property of the Company or such Subsidiary,

          (vi)  Liens on deposit and other bank accounts of the Company created by the right of a lender party to the NCNB Agreement to offset obligations of the Company owing under such agreements, respectively, against such accounts if, and only if, there is no agreement between any such lender and the Company which requires the Company to maintain any deposit or other funds in any account with such lender other than as provided in (vii) below,

          (vii) Liens on deposits of the Company under the NCNB Agreement to secure the face amount of outstanding letters of credit issued pursuant to the NCNB Agreement,

          (viii)  Liens created by the Pledge Agreement and the pledge agreements in favor of NCNB as collateral agent for the lenders under the NCNB Agreement encumbering the Collateral so long as the Intercreditor Agreement is in effect, and

          (ix)  other Liens on the property of the Company,

provided that the aggregate amount of Debt secured by Liens permitted by clauses (iv), (v) and (ix), together with the amount of undrawn letters of credit subject to the obligation to provide deposits referred to in clause (vii), whether or not such deposits have been provided, does not exceed at any time an amount in excess of 5% of Consolidated Tangible Net Worth.

        6C(2).    Debt.    Create, incur, assume or suffer to exist any Debt, except

          (i)    Debt of the Company represented by the Notes,

          (ii)  Debt of the Company and any Subsidiary secured by Liens permitted by the provisions of clause (v) of paragraph 6C(1) provided that the aggregate amount of such Debt together with all other Debt secured by Liens permitted by paragraphs 6C(1)(iv), 6C(1)(ix) and the amount of undrawn letters of credit permitted by 6C(1)(vii) does not exceed at any time an amount equal to 5% of Consolidated Tangible Net Worth,

          (iii)  Debt of the Company described in Schedule 6C(2) attached hereto which shall not be renewed, extended or permitted to remain outstanding after the stated maturities thereof,

          (iv)  Debt of any Subsidiary to the Company or any other Wholly Owned Subsidiary, provided that such Debt shall not be subordinated to any other obligation of such Subsidiary,

          (v)  other Debt of the Company not prohibited by paragraphs 6A(2), 6A(3) or 6A(5), and

          (vi)  Debt of the Guarantors represented by the Bank Guaranties, the Guaranties and the Subordinated Debt Guaranties.

        6C(3).    Limitation on Investments and New Businesses.    (i) Make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business (which shall be deemed to include expenditures, commitments, obligations and transactions permitted by clause (iii) or clause (iv) of this paragraph 6C(3)); (ii) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations (which shall be deemed to include electric power generation and marketing and expenditures, commitments, obligations and transactions permitted by clause (iii) or clause (iv) of this paragraph 6C(3)); (iii) make any acquisitions of, capital contributions to, or other investments in, any Persons which exceed in the aggregate $500,000 other than (a) capital contributions to and investments in any joint venture described in Schedule 6C(3) or in the Wholly Owned Subsidiaries, (b)  acquisitions of equity in corporations or partnerships having as their primary business gas processing, transmission and gathering, oil and gas production and storage or gas marketing and related activities or electric power generation or marketing which do not exceed in the aggregate 10% of Consolidated Net Tangible Assets, (c) deposits with, investments in obligations of and time deposits in any domestic bank or domestic branches of foreign banks which, at the time such deposit or investment is made, are rated A or better by S & P or Moody's and investments maturing within one year from the date of acquisition in direct obligations of or obligations supported by, the full faith and credit of, the United States of America and (d) purchases of open market commercial paper, maturing within 270 days after acquisition thereof, with the highest or second highest credit rating given by either S & P or Moody's and investments in money market mutual funds with equivalent ratings or (iv) make any significant acquisitions or investments in any properties other than gas processing, transmission and gathering facilities, domestic oil and gas properties, gas storage facilities, gas inventory and electric power generation facilities which exceeds $5,000,000; provided, however, that the loans referred to in clause (iii) of paragraph 6C(7) may be outstanding.

        6C(4).    Sale of Stock and Debt of Subsidiaries.    Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except to the Company or another Wholly Owned Subsidiary, and except that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold, provided that (i) the assets of such Subsidiary together with (ii) the assets of all other Subsidiaries the stock or Debt of which was sold or otherwise disposed of in the preceding 12-month period and (iii) the assets of the Company and its Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to clause (v) of paragraph 6C(5) in the preceding 12-month period (in each transaction measured by the greater of book value or Fair Market Value), do not represent more than 15% of Consolidated Net Tangible Assets as reflected on the most recent annual or quarterly consolidated balance sheet, and provided further that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of, or any other continuing investment in any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6C(4)), or any shares of stock or Debt of the Company.

        6C(5).    Merger and Sale of Assets.    Merge or consolidate with or into any other Person or sell, convey, lease, transfer or otherwise dispose of all or any part of its assets, except that:

          (i)    (a) any Subsidiary may merge with the Company (provided, that the Company shall be the continuing or surviving corporation) and (b) any Subsidiary may merge with a Wholly Owned Subsidiary (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation),

          (ii)  any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or to a Wholly Owned Subsidiary,

          (iii)  the Company may merge with any other corporation, provided that (a) the Company shall be the continuing or surviving corporation, and (b) immediately after giving effect to such merger no Event of Default or Default shall exist,

          (iv)  any non Wholly Owned Subsidiary may merge or consolidate with any other corporation, provided, that immediately after giving effect to such merger or consolidation (a) the continuing or surviving corporation of such merger or consolidation shall constitute a Subsidiary, and (b) no Event of Default or Default shall exist,

          (v)  the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to any Person, provided, that (a) such assets together with (b) all other assets of the Company and its Subsidiaries sold, leased, transferred or otherwise disposed of during the preceding 12 month period, and (c) the assets of all Subsidiaries, the stock or Debt of which has been sold or otherwise disposed of during the preceding 12-month period pursuant to the first proviso of paragraph 6C(4) (in each transaction measured by the greater of book value or Fair Market Value), do not represent more that 15% of Consolidated Net Tangible Assets as reflected on the most recent annual or quarterly consolidated balance sheet,

          (vi)  the Company may merge into or consolidate with any solvent corporation if (x) the surviving corporation is a corporation organized under the laws of any State of the United States of America, (y) such corporation shall expressly assume by an agreement satisfactory in substance and form to the Required Holder(s) (which agreement may require the delivery in connection with such assumption of such opinions of counsel as the Required Holder(s) may reasonably require), all of the obligations of the Company under this Agreement and the Notes, including all covenants herein and therein contained, and such successor or acquiring corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto (it being agreed that such assumption shall, upon the request of the holder of any outstanding Note and at the expense of such successor corporation, be evidenced by the exchange of such Note for another Note executed by such successor corporation, with such changes in phraseology and form as may be appropriate but in substance of like terms as the Note surrendered for such exchange and of like unpaid principal amount, and that each Note executed pursuant to paragraph 11D after such assumption shall be executed by and in the name of such successor corporation) and (z) after giving effect to such merger or consolidation no Event of Default or Default shall exist, and

          (vii) the Company and any Subsidiary may sell or otherwise dispose of inventory in the ordinary course of business.

        6C(6).    Lease Rentals.    Except for oil, gas and mineral leases, real estate leases for office space used by the Company, and except for leases for transportation equipment, including over-the-road trucks and tankers, data processing and other office equipment used in the ordinary course of business, enter into or permit to remain in effect, any agreements to rent or lease (as lessee) any real or personal property if after giving effect thereto the aggregate amount of all sums payable by the Company and all Subsidiaries over the remaining lives of all such leases in the aggregate would exceed $75,000,000.

        6C(7).    Limitation on Credit Extensions.    Extend credit, make advances or make loans other than (i) normal and prudent extensions of credit in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner and (ii) loans from Wholly Owned Subsidiaries to the Company, and loans from Wholly Owned Subsidiaries or the Company to any Subsidiary, in each case made in the ordinary course of business and, in the case of loans from Wholly Owned Subsidiaries that are not Guarantors which are made to the Company or a Subsidiary that is a Guarantor, subordinated to the principal of, interest on, Credit Fee and Yield-Maintenance Amount, if any, with respect to the Notes.

        6C(8).    Contracts; Take-or-Pay Agreements.    Enter into any "take-or-pay" contract or other contract which requires it to pay for oil, gas, other hydrocarbons or other minerals prior to taking delivery thereof, provided that the Company may enter into such contracts so long as the aggregate maximum direct and contingent liability of the Company under such contracts does not exceed $500,000 at any one time, and provided further that the Company may enter into contracts with gas producers requiring the Company to make payments if the Company has not connected the producer's well to the Company's gathering system within a specified period of time so long as the maximum direct or contingent liability of the Company under such contract does not exceed $500,000. The Company and its Subsidiaries may enter into: (a) Short Hedge Futures to sell natural gas or liquid hydrocarbons or to offset a Long Hedge Future; and (b) Long Hedge Futures to purchase natural gas or liquid hydrocarbons or to offset a Short Hedge Future; provided, however, that at the time of entering into a Short Hedge Future, the Company shall own and have available to it sufficient amounts of natural gas or liquid hydrocarbons, as the case may be, or shall own pursuant to firm contracts to deliver natural gas or liquid hydrocarbons, as the case may be, pursuant to such Short Hedge Future; provided, further, that at the time of entering into a Long Hedge Future, the Company shall have sufficient agreements from Counterparties to purchase natural gas or liquid hydrocarbons, as the case may be, from the Company so that the Company can resell natural gas or liquid hydrocarbons, as the case may be, delivered pursuant to such Long Hedge Future.

        6C(9).    Sale or Discount of Receivables.    Sell with recourse, or discount (other than to the extent of finance and interest charges included therein) or otherwise sell for less than face value thereof, any of its notes or accounts receivable except notes or accounts receivable the collection of which is doubtful in accordance with generally accepted accounting principles.

        6C(10).    Guaranties.    Enter into or be party to:

          (i)    any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, or

          (ii)  any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor, or

          (iii)  any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, or

          (iv)  any other contract that is a guaranty, an endorsement or another form of contingent liability in respect of the obligations, stock or dividends of any Person or that, in economic effect, is substantially equivalent to a guaranty (other than the guaranties permitted by clause (vi) of paragraph 6C(2)); provided, that the foregoing provisions shall not apply to endorsements of negotiable instruments for collection in the ordinary course of business;

provided, that, notwithstanding the foregoing, any contract of the type specified in any of the provisions of this paragraph 6C(10) shall be permitted if the obligations of the Company or such Subsidiary, as the case may be, thereunder constitute Debt of the type described in clause (iv) of the definition thereof and such Debt were permitted by the Debt limitations contained in paragraphs 6A(2), 6A(3) and 6A(5).

        6C(11).    Transactions With Affiliates.    Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate, (ii) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage, stock of the Company (of any class having ordinary voting power for the election of directors) aggregating 5% or more of such voting power or (iii) any Person related by blood, adoption or marriage to any Person described or coming within the provisions of clause (i) or (ii) of this paragraph 6C(11), provided that the Company may sell to, or purchase (within the limitations of paragraph 6B) from, any such Person shares of the Company's stock and except for transactions that are otherwise permitted by this Agreement and that are in the ordinary course of the Company's or a Subsidiary's business, and are also upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

        6C(12).    Certain Matters Relating to Subordinated Debt.    (i) Make any payment in respect of principal of, or purchase, redeem or otherwise retire, any Subordinated Debt (including, without limitation, by the making of payments by Subsidiaries under Subordinated Guaranties) if a Default or an Event of Default at the time exists or would result therefrom or (ii) issue, create or incur any Subordinated Debt if a "Default" (as such term is defined in the NCNB Agreement) at the time exists or would result therefrom.

        6D.    Issuance of Stock by Subsidiaries.    The Company covenants that it will not permit any Subsidiary to issue, sell or dispose of any shares of its stock of any class except to the Company or a Wholly Owned Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

        6E.    Other Agreements.

        6E(1).    Modifications.    The Company will not amend or modify: (i) any term or provision of the NCNB Agreement so as to change to an earlier date the date on which any payment of principal is to be made thereunder or (ii) any term or provision of the NCNB Agreement so as to shorten the duration or increase the amount of any commitment thereunder; provided, that the Company may increase the interest rate or fees payable under or with respect to the NCNB Agreement if the Company complies with the other provisions of this Agreement.

        6E(2).    Conflicting Provisions.    The Company will not and will not permit any of its Subsidiaries to enter into or permit to exist any agreement to which any such entity is a party or by which any such entity is bound (i) which would cause a Default or Event of Default hereunder, (ii) which contains any provision which would be violated or breached by the performance of the obligations of the Company and its Subsidiaries under this Agreement, any Guaranty, any Pledge Agreement or any other agreement, document, instrument or writing executed in connection therewith or (iii) which contains any provision that attempts to modify, amend or restrict any of the rights or remedies of the holders of the Notes hereunder or under the Intercreditor Agreement, the Notes, the Guaranties or the Pledge Agreements. The Company will not and will not permit any of its Subsidiaries to enter into or suffer to exist any contractual obligation, other than this Agreement, the Guaranties and the Pledge Agreements, which restricts the ability (i) of the Company to make any prepayments of the Notes required under this Agreement, (ii) of the Company to make any payments required under this Agreement or of any Subsidiary to make any payments required under any Guaranty, (iii) of any Subsidiary to make any dividends or distributions to the Company or a Wholly Owned Subsidiary, (iv) of any Subsidiary to otherwise transfer any of its property or assets to the Company or a Wholly Owned Subsidiary, (v) of any Subsidiary to make any payments in respect of Debt owed by a Subsidiary to the Company or a Wholly Owned Subsidiary, or (vi) of any Subsidiary to make any loan, advance or extension of credit to the Company or a Wholly Owned Subsidiary.

        6F.    Restrictions on Hedging Transactions.    The Company will not and will not permit any Subsidiary to enter into Hedging Transactions with respect to crude oil, natural gas or liquid hydrocarbons other than Hedging Transactions (i) that apply to not more than the Adjusted Equity Gas Volume in any calendar year and (ii) for the succeeding three calendar years; provided, however, that this paragraph 6F shall not prevent the Company and its Subsidiaries from entering into Hedging Transactions with respect to 100% of the natural gas of the Company or its Subsidiaries (a) held in storage facilities owned by the Company or its Subsidiaries or (b) purchased from third parties and sold to third parties in connection with the marketing operations of the Company and its Subsidiaries. "Adjusted Equity Gas Volume" for any calendar year, shall mean the volumes of natural gas and liquid hydrocarbons owned by the Company and its Subsidiaries either through ownership of interests in oil and gas properties ("ownership interests") or pursuant to contractual gathering and processing agreements ("contractual arrangements") that, (x) in the case of ownership interests, do not exceed 75% of proved developed producing reserves to be produced in such calendar year and 50% of proved undeveloped reserves projected to be producing during such calendar year and, (y) in the case of contractual arrangements, do not exceed 75% of the Company's and its Subsidiaries' pro rata share of minimum contracted volumes of gas to be collected and/or processed in such calendar year. "Hedging Transactions" shall mean, with respect to the Company and its Subsidiaries, any commodity basis swap, forward commodity transaction, commodity swap, commodity option, commodity index swap, commodity cap transaction, commodity floor transaction, commodity collar transaction, any other similar transaction that relates to commodities (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. The Company will deliver to the holder of each Note a statement detailing its hedge position in a form satisfactory to the Required Holders at the same time it delivers the financial statements contemplated by paragraphs 5A(i) and 5A(ii).

        PARAGRAPH 7. EVENTS OF DEFAULT.

        7A.    Acceleration.    If any of the following events shall occur for any reason whatsoever and be continuing (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i)    the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii)  the Company defaults in the payment of any interest or Credit Fee on any Note for more than 10 Business Days after the date due; or

          (iii)  the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000; or

          (iv)  any representation or warranty made by the Company herein or in the Company Pledge Agreement, by any Guarantor in a Guaranty or a Pledge Agreement or by the Company, any Guarantor or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (v)  the Company fails to perform or observe any term, covenant or agreement contained in paragraph 6; or

          (vi)  the Company fails to perform or observe any other agreement, covenant, term or condition contained herein and such failure shall not be remedied within 30 days after the chief executive officer, President, chief financial officer, Treasurer or the Executive Vice President—General Counsel of the Company obtains actual knowledge thereof; or

          (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (viii)  any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (ix)  the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (x)  any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (xi)  any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the Consolidated Net Earnings of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xiii)  any judgment or order, or series of judgments or orders, for the payment of money in an amount in excess of $5,000,000 is rendered against the Company or any Subsidiary and either (i) enforcement proceedings have been commenced by any creditor upon such judgment or order or (ii) within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or

          (xiv)   (a) the Company or any other Person who is a member of the Company's "control group" (as such term is defined under ERISA) fails to make all or any portion of a required installment payment under 29 U.S.C. §1082(e) with respect to any Plan, (b) the aggregate unpaid balance of such installment together with the unpaid balance of all prior installments and other payments due under 29 U.S.C. §1082 (including any accrued interest on such amounts) exceeds $1,000,000, and (c) such amounts remain unpaid for more than 30 days after the due date of the installment referred to in clause (a); or

          (xv) the Company or any of its Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000; or

          (xvi)   any Guaranty, for any reason, ceases to be in full force and effect or is declared null and void, or the validity or enforceability thereof is contested or the Guarantor denies that it has any further liability under the Guaranty, or the Guarantor shall default in the performance or observance of any of its obligations under the Guaranty, and such default shall not have been remedied within 30 days; or

          (xvii)  any Pledge Agreement, for any reason other than as specified therein, ceases to be in full force and effect or is declared null and void or shall cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby, or the validity or enforceability thereof is contested or the Company denies that it has any further liability under any Pledge Agreement, or the Company shall default in the performance or observance of any of its obligations under the Pledge Agreement, and such default shall not have been remedied within 30 days;

then (a) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest and Credit Fee accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any Significant Holder that holds a Note other than the Company or any of its Subsidiaries or Affiliates) as to which such an Event of Default shall have occurred may at its option during the continuance of such Event of Default, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable together with interest and Credit Fee accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company and (c) if such event is any other Event of Default, the Required Holder(s) may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest and Credit Fee accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

        The Company acknowledges and the parties hereto agree, that the holder of each Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and the provisions for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, are intended to provide compensation for the deprivation of such right under such circumstances.

        7B.    Rescission of Acceleration.    At any time after any or all of the Notes are declared immediately due and payable and have not been paid in full, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company has paid all overdue interest and Credit Fees on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest (at the rate specified in the Notes) and Credit Fees on such overdue interest and Credit Fees and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration have been cured or waived pursuant to paragraph 11C, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

        7C.    Notice of Acceleration or Rescission.    Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

        7D.    Other Remedies.    If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

        PARAGRAPH 8. REPRESENTATIONS, COVENANTS AND WARRANTIES.

        8.    Representations, Covenants and Warranties.    The Company represents, covenants and warrants as follows:

        8A.    Organization.    The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and the Company has and each Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company's corporate powers and have been duly authorized by all necessary corporate action.

        8B.    Financial Statements.    The Company has furnished each Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and a consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for each such year, all certified by the Company's then-current nationally recognized independent auditing firm; and (ii) consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and statements of cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed (except as set forth in the notes thereto if consistent with generally accepted accounting principles and generally accepted auditing standards) throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

        8C.    Actions Pending.    There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, condition or operations of the Company and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or threatened against the Company or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any Note.

        8D.    Outstanding Debt.    Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

        8E.    Environmental Compliance.    The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial and administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

        8F.    Taxes.    The Company has and each of its Subsidiaries has filed all Federal, State and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles.

        8G.    Conflicting Agreements and Other Matters.    Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Exhibit E attached hereto.

        8H.    Offering of Notes.    Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

        8I.    Regulation U, etc.    The proceeds of the sale of the Notes will be used to refinance existing indebtedness or for general corporate purposes. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a "purpose credit" within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Closing Day for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. After applying the proceeds of the sale of the Notes, not more than 25% of the value of the assets subject to the terms of paragraph 5C, 6C(1), 6C(4) or 6C(5) will be "margin stock." Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

        8J.    ERISA.    No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. No Plan providing welfare benefits to retired former employees of the Company or any of its Subsidiaries has been established or is maintained for which the present value of future benefits payable, in excess of irrevocably designated funds for such purpose, is materially adverse to the financial condition of the Company and its Subsidiaries taken as a whole. Either PTE 84-14 or PTE 90-1 applies to the purchase of the Notes to be purchased by the Purchasers, and the execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9B.

        8K.    Governmental Consent.    Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental or regulatory body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

        8L.    Title to Properties.    The Company has and each of its Subsidiaries has good and defensible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1) except that (i) with respect to easements and rights of way associated with the Company's gas gathering systems: (a) the Company has such title as is customary and appropriate in accordance with applicable industry standards and (b) the costs of curing defects in such title, if any, would not exceed $10,000,000 in the aggregate and (ii) no representation or warranty is made with respect to any gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

        8M.    Hostile Tender Offers.    None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

        8N.    Disclosure.    Neither this Agreement nor the Offering Materials nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or with respect to any Purchaser, in the Offering Materials furnished to such Purchaser by or on behalf of the Company prior to the Request for Purchase of the Accepted Notes to be purchased by such Purchaser. The financial projections contained in the Offering Materials are reasonable based on the assumptions stated therein and the best information available to the officers of the Company.

        8O.    Delivery of NCNB Agreement.    The Company has delivered to each Purchaser prior to the date hereof a true, correct and complete copy of the NCNB Agreement, including all amendments and waivers of any provision thereof.

        8P.    Public Utility Holding Company Act; Federal Power Act.    Neither the Company nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or, except for Western Power Services, Inc., a "public utility" as such term is defined in the Federal Power Act, as amended.

        8Q.    Existing Guaranties.    No Subsidiary, and no entity that would constitute a Subsidiary but for its being organized under the laws of the jurisdiction outside the United States of America, has executed and delivered a guaranty in favor of the agent or lenders parties to the NCNB Agreement except Subsidiaries that have executed and delivered Guaranties to the holders of the Notes.

        8R.    No Default.    Immediately prior to the Effective Date there existed no Default or Event of Default as such terms are defined in the Existing Agreement.

        PARAGRAPH 9. REPRESENTATIONS AND COVENANTS OF THE PURCHASERS.

        9A.    Nature of Purchase.    Each Purchaser represents that it is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

        9B.    Source of Funds.    Each Purchaser represents that at least one of the following statements concerning each source of funds to be used by it to purchase any Notes (respectively, the "Source") is accurate as of the Closing Day with respect to such Notes:

          (i)    the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

          (ii)  the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

          (iii)  the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iv)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

          (v)  the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

          (vi)  the Source is a governmental plan; or

          (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

          (viii)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms "employee benefit plan," "governmental plan," and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

        9C.    Covenants.

        9C(1).    Collateral Agent.    Each holder of Notes, by its acceptance of a Note, hereby irrevocably appoints and authorizes Prudential to act as Collateral Agent under each Pledge Agreement with such powers and discretions as are specifically delegated to Prudential, as Secured Party, by the terms of each Pledge Agreement. Prudential hereby accepts such appointment.

        9C(2).    Pledge Agreements.    Each holder of Notes, by its acceptance of a Note, agrees to all of the terms, covenants, agreements and indemnification included in each Pledge Agreement that apply to a "Noteholder" (as defined in each Pledge Agreement) as if such holder had executed such Pledge Agreement.

        9C(3).    Intercreditor Agreement.    Each holder of Notes, by its acceptance of a Note, hereby irrevocably appoints and authorizes Prudential to act on behalf of such holder under the Intercreditor Agreement to bind such holder to the terms thereof. Prudential hereby accepts such appointment.

        PARAGRAPH 10. DEFINITIONS.

        10.    Definitions.    For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        10A.    Yield-Maintenance Terms

        "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a quarterly basis) equal to the Reinvestment Yield with respect to such Called Principal.

        "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor Page for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (b) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, (i) if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between yields reported for various maturities and, (ii) if interest on such Notes is paid quarterly, by converting all such implied yields to a quarterly payment basis in accordance with accepted financial practice. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

        "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

        "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

        "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

        10B.    Other Terms

        "Acceptance" shall have the meaning specified in paragraph 2F.

        "Acceptance Day" shall have the meaning specified in paragraph 2F.

        "Acceptance Window" shall have the meaning specified in paragraph 2F.

        "Accepted Note" shall have the meaning specified in paragraph 2F.

        "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning specified in paragraph 11C.

        "Authorized Officer" shall mean (i) in the case of the Company, its Chief Executive Officer, its Chief Financial Officer, its President or the Executive Vice President-General Counsel of the Company or its Vice President-Finance or Treasurer and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Purchaser Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

        "Available Facility Amount" shall have the meaning specified in paragraph 2A.

        "Bank Guaranty" shall mean each guaranty of a Guarantor in favor of the banks parties to the NCNB Agreement for which a similar guaranty shall have been issued to each holder of Notes.

        "Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

        "Cancellation Date" shall have the meaning specified in paragraph 2I(3).

        "Cancellation Fee" shall have the meaning specified in paragraph 2I(3).

        "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

        "Closing Day" for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Note in the Request for Purchase of such Note, provided that (i) if the Acceptance Day for such Accepted Note is less than five Business Days after the Company shall have made such Request for Purchase and the Company and the Purchaser which is obligated to purchase such Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2H(3), the Closing Day for such Accepted Note, for all purposes of this Agreement except paragraph 2I(3), shall mean the Rescheduled Closing Day with respect to such Closing.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Collateral" shall mean all of the "Collateral" as defined in each Pledge Agreement.

        "Collateral Agent" shall mean Prudential and any successor collateral agent under the Pledge Agreements.

        "Company Pledge Agreement" shall mean the Pledge Agreement, dated as of April 29, 1999, by the Company in favor of Prudential, as collateral agent (Prudential being the successor to PICA, the original collateral agent) for the holders of the Notes, as amended by Amendment No. 1 to Pledge Agreement dated as of the Effective Date and as the provisions thereof may be from time to time amended or waived in compliance with the terms thereof.

        "Confidential Information" shall mean any material non-public information regarding the Company and its Subsidiaries that is provided to any holder of any Note, any Person who purchases a participation in a Note and any offeree of a Note or participation therein pursuant to this Agreement other than information (i) which was publicly known or otherwise known to such holder, such Person or such offeree at the time of disclosure, (ii) which subsequently becomes publicly known through no act or omission of such holder, such Person or such offeree or (iii) which otherwise becomes known to such holder, such Person or such offeree, other than through disclosure by the Company or any Subsidiary.

        "Confirmation of Acceptance" shall have the meaning specified in paragraph 2F.

        "Consolidated Debt" shall mean the consolidated Debt of the Company and its Subsidiaries, determined in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings" shall mean consolidated gross revenues of the Company and its Subsidiaries excluding gains resulting from the sale, conversion or other disposition of capital assets (including capital stock of Subsidiaries and other assets not constituting current assets) and other non-cash gains, less all operating and non-operating expenses of the Company and its Subsidiaries (other than losses resulting from the sale, conversion or other disposition of capital assets, including capital stock of Subsidiaries and other assets not constituting current assets and other non-cash losses) and all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings that are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains resulting from the write-up of assets, any equity of the Company or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the time of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, all determined in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings Available For Restricted Payments" shall mean an amount equal to (1) the sum of $50,000,000 plus (2) 50% (or minus 100% in case of a deficit) of Consolidated Net Earnings for the period commencing on July 1, 1995 and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Payment (taken as one accounting period), less (3) the sum of all Restricted Payments made or declared after July 1, 1995, plus (4) the aggregate amount received by the Company after July 1, 1995, as the net cash proceeds of the sale of any shares of its stock. There shall not be included in Restricted Payments or in any computation of Consolidated Net Earnings Available for Restricted Payments (x) dividends paid, or distributions made, in stock of the Company or (y) exchanges of stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange. The term "stock" as used in this definition and in the definition of "Restricted Payments" shall include warrants or options to purchase stock.

        "Consolidated Net Tangible Assets" shall mean the consolidated assets of the Company and its Subsidiaries, less, without duplication, (i) Consolidated Current Liabilities minus Excess Working Capital Deficit, (ii) asset, liability, contingency and other reserves of the Company and its Subsidiaries, including reserves for depreciation and for deferred income taxes, (iii) all other liabilities of the Company and its Subsidiaries, except liabilities for Funded Debt of the types described in clauses (i), (ii) and (iii) of the definition of Debt, and (iv) treasury stock, unamortized debt discount and expense, goodwill, trademarks, brand names, patents, organizational expenses and any other intangible assets of the Company and its Subsidiaries, and any write-up of the value of any assets after June 30, 1991, all as determined in accordance with generally accepted accounting principles; provided, however, that the term "Consolidated Net Tangible Assets" shall include the book value of long-term gas contracts with producers that the Company assumes in connection with acquisitions and that are reflected on the books of the Company as assets.

        "Consolidated Senior Debt" shall mean Consolidated Debt less all Subordinated Debt.

        "Consolidated Tangible Net Worth" shall mean consolidated stockholders' equity of the Company and its Subsidiaries, less goodwill, trademarks, brand names, patents, organizational expenses and any other intangible assets of the Company and its Subsidiaries, all as determined in accordance with generally accepted accounting principles; provided, however, that the term "Consolidated Tangible Net Worth" shall include the book value of long-term gas contracts with producers that the Company assumes in connection with acquisitions and that are reflected on the books of the Company as assets.

        "Counterparty" shall mean (i) any Person described in Schedule 6C(8), (ii) any Person that is not an Affiliate of the Company and that has senior debt securities rated at least A by S & P or Moody's or whose obligations in respect of the agreements described in the final proviso to paragraph 6C(8) or in the definition of Long Hedge Future or Short Hedge Future, as the case may be, are fully guaranteed by an affiliate of such Person whose senior debt securities are so rated, and (iii) any other Person that is not an Affiliate of the Company and with whom the Company has agreements of the nature described in the final proviso to paragraph 6C(8) or in the definition of Long Hedge Future or Short Hedge Future, so long as (a) the aggregate amount of all such agreements with such Person outstanding at any time shall not exceed $1,000,000 and (b) the Company has such agreements outstanding with no more than nine other such Persons at any time.

        "Credit Fee" shall have the meaning specified in paragraph 5O.

        "Debt" shall mean, without duplication:

          (i)    any obligation that, under generally accepted accounting principles, is shown on the balance sheet as a liability (including, without limitation, any obligation for borrowed money, any notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, and Capitalized Lease Obligations but excluding accounts payable and accrued expenses in the ordinary course of business, reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

          (ii)  any obligation secured by a Lien on, or payable out of the proceeds of production from, property, whether or not the obligation secured thereby shall have been assumed by the owner of such property,

          (iii)  liabilities in respect of unfunded vested benefits under Plans and liabilities in respect of postretirement benefits that, under generally accepted accounting principles in effect at the time in question, are shown on the balance sheet as a liability, and

          (iv)  any obligation described in paragraph 6C(10) (Guaranties) for which a maximum amount is quantifiable.

        "Delayed Delivery Fee" shall have the meaning specified in paragraph 2I(2).

        "EBITDA" shall mean, for any period, the sum of Consolidated Net Earnings, plus, to the extent deducted in the determination of Consolidated Net Earnings, (i) all provisions for federal, state and other income tax, (ii) the Company's consolidated interest expense and (iii) provisions for depreciation and amortization, less, in the case of items (i) through (iii), deductions for amounts attributable to minority interests in Subsidiaries.

        "Effective Date" shall have the meaning specified in paragraph 3B.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

        "Excess Lease Payments" shall mean all amounts payable under leases, throughout the life of such leases, whether or not such payments are capitalized in accordance with GAAP, to the extent such payments exceed $35,000,000 in the aggregate, excluding obligations arising under oil and gas leases, real estate leases for office space used by the Company or any Subsidiary, and leases for vehicles, office equipment and data processing equipment.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Agreement" shall have the meaning specified in paragraph 1A.

        "Facility" shall have the meaning specified in paragraph 2A.

        "Facility Fee" shall have the meaning specified in paragraph 2I(1).

        "Fair Market Value" shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

        "Funded Debt" shall mean any Debt payable more than one year from the date of creation thereof.

        "Guarantor" shall mean each of Western Gas Resources Texas, Inc., a Texas corporation, Mountain Gas Resources, Inc., a Delaware corporation, MGTC, MIGC, Lance Oil & Gas Company, Inc., a Delaware corporation, Western Gas Wyoming, L.L.C., a Wyoming limited liability company, and each other Subsidiary of the Company that issues a Guaranty to all of the holders of Notes.

        "Guaranty" shall mean each guaranty of a Guarantor in substantially the form of Exhibit G hereto.

        "Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

        "Indenture" shall mean that certain Indenture, dated as of June 15, 1999, among the Company, the Guarantors and Chase Bank of Texas, N.A., as trustee, relating to the issuance of up to $225,000,000 aggregate principal amount of senior subordinated notes, as such Indenture is in effect on the date noted above.

        "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of April 26, 2001 among NCNB, as agent for the lenders parties to the NCNB Agreement, such lenders, The Prudential Insurance Company of America and Pruco Life Insurance Company, as amended by the Tenth Amendment to Loan Agreement and Amendment to Intercreditor Agreement dated as of January 3, 2003 as the provisions thereof may be from time to time further amended or waived in compliance with the terms thereof.

        "Issuance Period" shall have the meaning specified in paragraph 2B.

        "Lien" shall mean any mortgage, pledge, priority, security interest, encumbrance, deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

        "Long Hedge Future" shall mean an agreement, purchased on a commodities exchange or entered into with a Counterparty, that obligates the Company to purchase natural gas or liquid hydrocarbons, as the case may be, at a pre-determined price at a pre-determined time.

        "MGTC" shall mean MGTC, Inc., a Wyoming corporation.

        "MIGC" shall mean MIGC, Inc., a Delaware corporation.

        "MIGC Pledge Agreement" shall mean that certain Pledge Agreement, dated as of April 29, 1999, by MIGC in favor of the holders of the Notes, as the provisions thereof may be from time to time amended or waived in compliance with the terms thereof.

        "Minimum Rating" shall mean a rating for the senior unsecured Debt of the Company similar to the Notes (if unsecured) of at least BBB- from S & P or Baa3 from Moody's.

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Multiemployer Plan" shall mean any plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

        "NCNB" shall mean Bank of America, N.A., and its successors and assigns.

        "NCNB Agreement" shall mean that certain Loan Agreement dated as of April 29, 1999 among the Company, Bank of America, N.A., as agent, Nationsbanc Montgomery Securities LLC, as Lead Arranger, Societe Generale, as Syndication Agent, ABN AMRO Bank N.V., as Documentation Agent, and the lenders parties thereto as the provisions thereof have been or may be from time to time amended or waived in compliance with paragraph 6E.

        "Notes" shall have the meaning specified in paragraph 1B.

        "Offering Materials" shall mean, at the time any representation is made or deemed made with respect thereto under or pursuant to this Agreement by the Company, the most recent Annual Report on Form 10-K of the Company filed with the Securities and Exchange Commission prior to such time, the most recent Annual Report to stockholders sent to stockholders of the Company prior to such time, all Quarterly Reports on Form 10-Q of the Company filed with the Securities and Exchange Commission prior to such time for quarterly periods completed after the completion of the fiscal year covered by such Annual Report on Form 10-K, all quarterly reports to stockholders sent to stockholders of the Company prior to such time for quarterly periods completed after the completion of the fiscal year covered by such annual report to stockholders, all proxy statements, notices and other reports sent by the Company to its public stockholders prior to such time and after the end of such fiscal year, all registration statements (without exhibits) and all reports (including, without limitation, reports on Form 8-K) filed by the Company with the Securities and Exchange Commission or any securities exchange or other organization or association supervising trading in the Company's securities prior to such time and after the end of such fiscal year, and all press releases issued by the Company prior to such time and after the end of such fiscal year.

        "Officer's Certificate" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

        "Original Agreement" shall have the meaning specified in paragraph 1A.

        "Original Notes" shall have the meaning specified in paragraph 1A.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity serving a similar function.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) that is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, that, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

        "Pledge Agreement" shall mean the Company Pledge Agreement, the MIGC Pledge Agreement and each other Pledge Agreement, substantially in the form of the MIGC Pledge Agreement, delivered from time to time by a Subsidiary to the holders of the Notes pursuant to paragraph 5N, in each case as the provisions thereof may be from time to time amended or waived in compliance with the terms thereof.

        "Price Movement" shall have the meaning specified in paragraph 2I(3).

        "Prudential" shall mean The Prudential Insurance Company of America.

        "Prudential Affiliate" shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential either directly or through subsidiaries and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms "control", "controlling" and "controlled" shall mean the ownership, directly or through subsidiaries, of a majority of a corporation's or other entity's Voting Stock or equivalent voting securities or interests.

        "PTE 84-14" shall mean Prohibited Transaction Exemption 84-14 granted by the Department of Labor pursuant to ERISA.

        "PTE 90-1" shall mean Prohibited Transaction Exemption 90-1 granted by the Department of Labor pursuant to ERISA.

        "Purchasers" shall mean, with respect to the Series H Notes, PICA and ING Life Insurance & Annuity Company, and with respect to any other Notes, each Prudential Affiliate that purchases or agrees to purchase any Note.

        "Request for Purchase" shall have the meaning specified in paragraph 2D.

        "Required Debt Ratio" shall mean, as of any date of determination, a ratio of Adjusted Consolidated Debt to EBITDA for the period of four fiscal quarters most recently ended of 3.00 to 1.00 or less.

        "Required Holder(s)" shall mean, at any time, the holder or holders of at least 51% of the aggregate principal amount of the Notes outstanding at such time.

        "Rescheduled Closing Day" shall have the meaning specified in paragraph 2H(3).

        "Restricted Payment" shall mean (a) any dividend paid or declared by the Company or any Subsidiary on any class of the Company's stock (other than a dividend payable in shares of stock of the Company), or any other distribution made by the Company or any Subsidiary on account of any class of the Company's stock, or (b) any cash or other consideration applied, directly or indirectly, by the Company or any Subsidiary to the redemption, purchase or other acquisition of any shares of the Company's stock or (c) any payment of principal of, or any deposit of any cash, securities or other property in defeasance of, or retirement, redemption, purchase or other acquisition of any subordinated debt.

        "Restricted Subsidiary" shall have the meaning specified in the Indenture.

        "S & P" shall mean Standard & Poor's Rating Services (a division of The McGraw Hill Companies, Inc.).

        "Secured Party" shall have the meaning specified in the Pledge Agreements.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Senior Debt" shall mean all Debt other than Subordinated Debt.

        "Series" shall have the meaning specified in paragraph 1B.

        "Series H Closing" shall have the meaning specified in paragraph 2H(1).

        "Series H Notes" shall have the meaning specified in paragraph 2H(1).

        "Short Hedge Future" shall mean an agreement, purchased on a commodities exchange or entered into with a Counterparty, that obligates the Company to sell natural gas or liquid hydrocarbons, as the case may be, at a pre-determined price at a pre-determined time.

        "Significant Holder" shall mean (i) each Purchaser, so long as such Purchaser shall hold any Note, (ii) each affiliate of a Purchaser, so long as such affiliate shall hold any Note, or (iii) any other holder of a Note that, together with its affiliates, shall hold at least 5% of the aggregate principal amount of the Notes from time to time outstanding.

        "Significant Subsidiary" shall have the meaning specified in the Indenture.

        "Subordinated Debt" shall mean unsecured Debt of the Company for borrowed money that has no scheduled payment of principal, that may not be prepaid, redeemed or purchased earlier than January 31, 2008 and that is subordinated in right of payment to the payment of the Notes on terms typical for publicly held subordinated debt and in a manner satisfactory to the Required Holder(s).

        "Subordinated Debt Guaranties" shall mean guaranties by Subsidiaries that are Guarantors in respect of Subordinated Debt, which guaranties are subordinate in right of payment to the Guaranties on terms typical for guaranties of publicly held subordinated debt and in a manner satisfactory to the Required Holder(s).

        "Subsidiary" shall mean any corporation, association, partnership, joint venture, limited liability company or other business or corporate entity, enterprise or organization organized under the laws of any state of the United States of America, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and at least a majority of the combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas, mineral, gas gathering or gas processing properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries". A "Wholly Owned Subsidiary" shall be a Subsidiary all of the stock of other form of equity interest of every class of which, except directors' qualifying shares, shall, at the time at which any determination is being made, be owned by the Company either directly or through wholly owned subsidiaries.

        "Termination Date" shall have the meaning specified in paragraph 2B.

        "Termination Event" shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

        "Treasury Yield Monitor Page" shall mean the Treasury Yield Monitor page of Standard & Poor's MMS—Treasury Market Insight (or, if Standard & Poor's shall cease to report such yields in MMS—Treasury Market Insight or shall cease to be the customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then the customary source of such information).

        "Voting Stock" shall mean, with respect to any corporation or other entity, any shares of stock of such corporation or equivalent equity interests of another entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (or persons filling similar positions of other entities) (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        10C.    Accounting Terms and Determinations.    All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, subject to the next sentence. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

        PARAGRAPH 11. MISCELLANEOUS.

        11A.    Note Payments.    The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to the account or accounts of such Purchaser, if any, as are specified in the Purchaser Schedule attached hereto, or, in the case of any Purchaser not named in the Purchaser Schedule or any Purchaser wishing to change the account specified for it in the Purchaser Schedule such account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

        11B.    Expenses.    The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including reasonable attorneys' fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note (other than costs and expenses incurred in acquiring or merely holding a Note or interest therein), including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

        11C.    Consent to Amendments.    This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver) and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Amended and Restated Master Shelf Agreement as it may from time to time be amended or supplemented.

        11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes    The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees; provided that the Company shall not be required to register any transfer that was made in violation of the legend appearing on such Note. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

        11E.    Persons Deemed Owners; Participations.    Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

        11F.    Survival of Representations and Warranties; Entire Agreement.    All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the letter dated December 18, 2002 from Prudential to the Company embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

        11G.    Successors and Assigns.    All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

        11H.    Disclosure to Other Persons; Confidentiality.    Except as provided in this paragraph 11H, each holder and each Person who purchases a participation in a Note or any part thereof agrees that, prior to the occurrence of a Default, it will use its best efforts to hold in confidence and not to disclose the Confidential Information. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any federal or state regulatory authority having jurisdiction over such holder, (vi) the National Association of Insurance Commissioners or any similar organization or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand, (c) in connection with any litigation to which such holder is a party or (d) in order to protect such holder's investment in such Note; provided that prior to disclosing Confidential Information to any offeree referred to in clauses (iii) and (iv) above, such holder will use its best efforts to have such offeree deliver to the Company a confidentiality agreement substantially in the form of Exhibit F hereto.

        11I.    Notices.    All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Person listed in the Purchaser Schedule attached hereto, addressed to it at the address specified for such communications in the Purchaser Schedule, or at such other address as it shall have specified in writing to the Person sending such communication, and (ii) if to any Purchaser or holder of any Note which is not a Person listed in the Purchaser Schedule, addressed to it at such address as it shall have specified in writing to the Person sending such communication or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Person sending such communication, and (iii) if to the Company, addressed to it at 12200 N. Pecos Street, Denver, Colorado 80234, Attention: General Counsel, Telecopy No. (303) 252-3362 or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the case of the Company, as provided above, and in the case of any Purchaser, as provided in the Purchaser Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

        11J.    Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

        11K.    Satisfaction Requirement.    If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

        11L.    Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

        11M.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11N.    Descriptive Headings.    The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        11O.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        11P.    Binding Agreement.    When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to the benefit of each other Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such other Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

        11Q.    Agreement Regarding Paragraph 6A(3).    Prudential and the holders of the Notes agree that if the NCNB Agreement is permanently amended on or before June 30, 2003 to increase the percentage contained in a covenant similar to paragraph 6A(3) from "35%" to "40%," Prudential and the holders of the Notes will enter into an amendment similar to the amendment to the NCNB Agreement to effect such modification; provided, however, that if such covenant is subsequently modified to decrease such percentage, the Company shall promptly notify Prudential and enter into an amendment to this Agreement to decrease the percentage in paragraph 6A(3) to the percentage contained in the NCNB Agreement.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the Company, whereupon this Agreement shall become a binding agreement between the Company and Prudential effective as of January 13, 2003.

Very truly yours,
WESTERN GAS RESOURCES, INC.
By	Executive Vice President and Chief Financial Officer
The foregoing Agreement is hereby accepted as of the date first above written.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By	Vice President
PRUCO LIFE INSURANCE COMPANY
By	Vice President
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By	Vice President
ING LIFE INSURANCE & ANNUITY COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	Vice President

QuickLinks

  Exhibit 10.29